Exhibit 99.1

Bioanalytical Systems, Inc. Announces Second Quarter 2003 Results

WEST LAFAYETTE, Ind., May 20, 2003 — Bioanalytical Systems, Inc. (Nasdaq: BASI) today reported financial results for its second quarter ending March 31, 2003. Revenue for the quarter decreased 6% compared to the same quarter last year.

Revenue for the second quarter ended March 31, 2003 was $6,950,000, compared to $7,385,000 for the second quarter ended March 31, 2002. Net income (loss) for the second quarter of fiscal 2003 was ($167,000), compared to $519,000 for the second quarter of fiscal 2002. Diluted earnings per share were $(0.04) for the second quarter of fiscal 2003, compared to $0.11 for the same period in fiscal 2002. The current quarter’s results were impacted by weak instrument sales, costs associated with gearing up to use newly added capacity, and personnel changes.

Revenue for the six months ended March 31, 2003 was $13,924,000 compared to $13,408,000 for the six months ended March 31, 2002. Net income for this period was $108,000, compared to $766,000 for the six months ended March 31, 2002. Diluted earnings per share for the six months ended March 31, 2003 were $0.02 per share, compared to diluted earnings of $0.17 per share for the same period during the previous year.

“Although our services business remained steady throughout the quarter and the prior six months, our product revenue continues to be impacted by the reduction in capital expenditures within our core market,” stated BASi Chairman and CEO, Peter T. Kissinger.  “We continued to work diligently to strengthen our portfolio of services and products while we commissioned the last phase of expansion of our preclinical site. In addition, we successfully completed and integrated our recent acquisition in Oregon and we launched a new Empis infusion pump for our Culex system. We are confident that all of these initiatives, combined with the impending acquisition of PKLB, will provide the company with a stronger platform for growth in the future. World market unrest and domestic uncertainties are affecting everyone. Once we move past these near term hurdles, we see a bright future.”

In business for nearly 30 years, Bioanalytical Systems, Inc. is a pharmaceutical development company who provides contract research services and analytical systems to the world’s leading pharmaceutical, drug development and medical device companies. The company focuses on developing innovative services and products that increase efficiency and reduce costs associated with taking new drugs to market. They have contributed to over $15 billion in annual sales of drugs for the treatment of central nervous system disorders such as Alzheimer’s and Parkinson’s diseases, diabetes, osteoporosis, HIV and other diseases. Visit www.bioanalytical.com and www.culex.net for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the development of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.